FOR IMMEDIATE RELEASE
Limbach Holdings Reports Fourth Quarter and Fiscal Year 2020 Results
Substantial Improvement in Net Income with Diluted EPS of $0.72;
Net Cash Provided by Operating Activities of $39.8 million
Conference Call Scheduled for 9:00 am ET on March 26, 2021
PITTSBURGH, PA – March 25, 2021 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the year ended December 31, 2020. Despite the impact of the global pandemic, Limbach was able to generate year over year revenue growth, substantially increase profitability, and improve cash flow during 2020. Most notably during 2020, gross margin increased 130 basis points to 14.3% contributing to a net income of $5.8 million and an increase of approximately 50% to an Adjusted EBITDA of $25.1 million.
Charlie Bacon, Limbach’s President and Chief Executive Officer, said, “Limbach recorded a strong year of profitable operation in 2020 and continued to have substantial year over year growth of our service and owner direct business in the fourth quarter, which is the core foundation of our strategic plan. We enter 2021 with a substantially improved capital structure following our successful refinancing, which occurred subsequent to the close of the fiscal year. As a result of the Company’s significantly reduced interest rates on its senior debt facilities and a lower overall level of funded debt, we expect to realize approximately $4.0 million of reduced cash interest expense in fiscal 2021 compared to 2020. When combined with our recent capital raise, we believe we are in a strong position to execute on many key initiatives including the acceleration of our owner-direct strategy, digital transformation, and pursuit of strategic growth. Last year, we made meaningful progress against our three core initiatives of improved risk management, greater exposure to the owner-direct market, and cash flow generation and we believe there is additional opportunity to improve performance.”
Mr. Bacon continued, “Although we saw some deceleration in revenue and sales in the fourth quarter due to a pause in decision-making by business owners across the non-residential construction industry, we anticipate that to be a temporary issue. We believe the drivers underlying the industry as a whole, and several of Limbach's core end-markets specifically continue to be supportive.”
The following are key financial highlights of fiscal year 2020. All comparisons are to fiscal year 2019, unless noted otherwise.
•Consolidated revenue was $568.2 million for the year, an increase of 2.7% from prior year revenue of $553.3 million. Construction segment revenue of $441.0 million was flat year over year, while Service segment revenue of $127.2 million was up 10.5% from the prior year.
•Gross margin increased to 14.3% during the year, from 13.0%, primarily as a result of improved project execution in the Construction segment and improved pricing across most lines of business in the Service segment.

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•SG&A expense increased approximately $0.4 million to $63.6 million during the year as compared to $63.2 million. As a percent of revenue, SG&A expense was 11.2% for the year as compared to 11.4%.
•Interest expense (income), net was $8.6 million for the year as compared to $6.3 million as the Company paid higher interest rates in the year primarily due to the senior debt facilities entered into in 2019 that were refinanced in the first quarter of 2021.
•Net income for the year was $5.8 million compared with a net loss of $1.8 million. Net income per share for both basic and diluted increased to $0.72 as compared to net loss per share for both basic and diluted of $0.23.
•Net cash provided by (used in) operating activities was $39.8 million for the year, as compared to $(0.9) million. The increase in cash flow resulted from greater overall profitability, as well as improved working capital management.
•Total backlog at December 31, 2020 was $444.4 million as compared to $561.2 million as of December 31, 2019. At December 31, 2020, Construction segment backlog accounted for $393.5 million of the consolidated total. Service segment backlog accounted for $50.9 million of the consolidated total.

Fourth Quarter 2020 Summary
Revenue
Fourth quarter 2020 revenue of $130.4 million was down 6.1% compared to $138.9 million for the prior year period. Revenue for the fourth quarter of 2019 is “As Recast” to reflect the adoption of ASC Topic 606, which amends the existing accounting standards for revenue recognition and establishes principles for recognizing revenue upon the transfer of promised goods or services to customers based on the expected consideration to be received in exchange for those goods or services. Service segment revenue grew by $7.0 million or 24.8%, offset by the Construction segment revenue decrease of $15.5 million or (14.0)% quarter over quarter.

Gross Margin
Gross margin for the fourth quarter 2020 was 14.3%, compared to 11.7% in the prior year period. Gross margin for the fourth quarter of 2019 is “As Recast” to reflect the adoption of ASC Topic 606. Construction segment gross margin on a dollar basis decreased $1.7 million as a result of a decrease in revenue, although project write downs were less this quarter when compared to the same period in the prior year. As a result, Construction segment gross margin was 7.4% for the fourth quarter 2020 compared to 7.9% for the prior year period. Service segment gross margin was 32.8%, compared to 26.3% in the prior year period, as Service work project mix trended toward larger jobs which carried higher pricing. On a dollar basis, total gross profit in the fourth quarter of 2020 was $18.7 million, compared with $16.2 million for the prior year period.

SG&A Expense
Fourth quarter 2020 SG&A expense was $16.0 million, as compared to $13.5 million the prior year period. The increase in SG&A expense was primarily due to the reversal of $4.3 million of accrued performance-based compensation expense for nine months ended September 30, 2019 in the fourth quarter of 2019 due to the Company not meeting the performance criteria for that year. As a percentage of total revenue, fourth quarter 2020 SG&A expenses accounted for 12.3%, compared to 9.7% in the prior year period.

Net Income
Net income for the fourth quarter 2020 was $0.4 million, compared to $0.7 million in the prior year period. Net income for the fourth quarter of 2019 is “As Recast” to reflect the adoption of ASC Topic 606. Net

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income per share for the fourth quarter 2020 was $0.05 for both basic and diluted, compared to $0.08 for both basic and diluted in the prior year period.

Full Year 2020 Summary

Revenue
Consolidated revenue was $568.2 million for the year, an increase of 2.7% from prior year revenue of $553.3 million.

Construction segment revenue of $441.0 million increased 0.6%. The slight increase was primarily offset by a planned decline of revenue in the Southern California region. The Service segment revenue increase of $12.1 million to $127.2 million or 10.5% was primarily from the Company’s continuing focus on developing longer term customer relationships and sales of larger service owner-direct projects and contracts and growth in the maintenance contract base.

Gross Margin
Gross margin for the year was 14.3% as compared to 13.0% last year. Gross profit for the full year 2020 was $81.4 million compared to $71.9 million for the prior year, an increase of 13.2%.
In the Construction segment, gross margin increased 30 basis points. Construction segment gross profit percentage increased from 9.9% for the year ended December 31, 2019 to 10.2% for the year ended December 31, 2020, due to fewer project write downs in 2020 as a result of improved project execution, including less write downs in the Southern California region, than in the prior year period.
Service segment gross margin was 28.5% compared to 24.7% in fiscal 2019, due to increased Service project volume coupled with pricing.

SG&A Expense
SG&A expense for the full year was $63.6 million compared to $63.2 million in the prior year. The slight increase of approximately $0.4 million resulted from a $6.0 million increase in performance-based compensation expense due to the Company’s performance, offset by a reduction of $2.1 million in travel and entertainment expenses, a decrease of $0.7 million in professional fees, and $0.7 million in stock compensation expenses from the issuance of restricted stock units year over year and less material expense reductions in other corporate expense categories. In 2019, the Company did not accrue amounts for incentive compensation due to the Company not meeting the performance criteria for that year. As a percent of total revenue, SG&A expense for the year declined to 11.2% from 11.4% in the prior year.

Net Income
Net income was $5.8 million compared to a net loss of $1.8 million in the prior year. Net income per basic and diluted share for the year was $0.74 and $0.72, respectively, compared to a net loss per share of $0.23 for both basic and diluted for the prior year.
Adjusted EBITDA
Adjusted EBITDA for the year was $25.1 million as compared to $16.8 million in the prior year, an increase of 49.9%. The increase in Adjusted EBITDA was primarily attributable to the increased revenue and gross margins in both the Construction and Service segments during the year, offset by a slight increase in SG&A expense.

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Backlog and Remaining Performance Obligations
Aggregate backlog at December 31, 2020 was $444.4 million as compared to $561.2 million as of December 31, 2019. At December 31, 2020, Construction segment backlog accounted for $393.5 million of the consolidated total, a decrease of 22.0% compared to Construction segment backlog at December 31, 2019 of $504.2 million. The reduction in Construction backlog has been intentional as we look to focus on higher margin projects than we have historically, as well as our focus on smaller, higher margin owner direct projects. Service segment backlog accounted for $50.9 million of the consolidated total, a decrease of 10.7% compared to Service segment backlog of $57.0 million at December 31, 2019. We believe our Service backlog decreased due to lower sales in this segment in the fourth quarter of Fiscal 2020 because of macroeconomic uncertainty related to COVID-19.

Backlog includes unexercised contract options that are not included in the Company’s remaining performance obligations. At December 31, 2020, remaining performance obligations of the Company's Construction and Service segment contracts were $393.5 million and $35.7 million, respectively. At December 31, 2019, remaining performance obligations of the Company's Construction and Service segment contracts were $504.2 million and $41.9 million, respectively.
Balance Sheet
At December 31, 2020, the Company had current assets of $199.4 million and current liabilities of $150.3 million, representing a current ratio of 1.33x. As of December 31, 2019, the Company's current ratio was 1.25x. Working capital was $49.1 million at December 31, 2020, an increase of $10.6 million from December 31, 2019. The Company had no borrowings against its $14.0 million revolving credit facility at December 31, 2020, other than for standby letters of credit totaling $3.4 million. On February 24, 2021, subsequent to year-end, the Company refinanced its existing credit agreement using its proceeds to repay in full the senior debt facilities entered into in 2019.
Conference Call Details
Date:     Friday, March 26, 2021
Time:     9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:     (866) 604-1698
International callers:    (201) 389-0844
Access by Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link: https://78449.themediaframe.com/dataconf/productusers/lmb/mediaframe/41132/indexl.html. An audio replay of the call will be archived on the Company’s website for 365 days.
About Limbach
Limbach is an integrated building systems solutions firm whose expertise is in the design, modular prefabrication, installation, management and maintenance of heating, ventilation, air-conditioning (“HVAC”), mechanical, electrical, plumbing and controls systems for a diversified group of commercial, institutional and light industrial markets. With 22 offices throughout the United States and Limbach's full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, Limbach is positioned as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

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Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in the fourth quarter and future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of the Company to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.
Investor Relations:
The Equity Group, Inc.
Jeremy Hellman, CFA
Vice President
(212) 836-9626 / jhellman@equityny.com
or
Limbach Holdings, Inc.
S. Mathew Katz
Executive Vice President
(212) 201-7006 / matt.katz@limbachinc.com

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LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations
(Unaudited)

(in thousands, except share and per share data)	For the Three Months Ended
	December 31, 2020	December 31, 2019 (As Recast)
Revenue	$130,396	$138,865
Cost of revenue	111,740	122,679
Gross profit	18,656	16,186
Operating expenses:
Selling, general and administrative	16,005	13,477
Amortization of intangibles	104	143
Total operating expenses	16,109	13,620
Operating income	2,547	2,566
Other income (expense):
Interest income (expense), net	(2,178)	(2,095)
Gain on sale of property and equipment	77	19
Gain (loss) on change in fair value of warrant liability	(322)	166
Gain on embedded derivative	—	388
Total other expenses	(2,423)	(1,522)
Income (loss) before income taxes	124	1,044
Income tax provision (benefit)	(263)	399
Net income (loss)	$387	$645

EPS
Net income (loss) per share:
Basic	$0.05	$0.08
Diluted	$0.05	$0.08
Weighted average number of shares outstanding:
Basic	7,926,151	7,689,038
Diluted	8,201,953	7,761,294

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LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations

(in thousands, except share and per share data)	For the Year Ended
	December 31, 2020	December 31, 2019
Revenue	$568,209	$553,334
Cost of revenue	486,823	481,457
Gross profit	81,386	71,877
Operating expenses:
Selling, general and administrative	63,601	63,168
Amortization of intangibles	630	642
Total operating expenses	64,231	63,810
Operating income	17,155	8,067
Other income (expense):
Interest income (expense), net	(8,627)	(6,285)
Loss on debt extinguishment	—	(513)
Gain on sale of property and equipment	95	57
Gain (loss) on change in fair value of warrant liability	(1,634)	588
Gain on embedded derivative	—	388
Impairment of goodwill	—	(4,359)
Total other expenses	(10,166)	(10,124)
Income (loss) before income taxes	6,989	(2,057)
Income tax provision (benefit)	1,182	(282)
Net income (loss)	$5,807	$(1,775)

EPS
Net income (loss) per share:
Basic	$0.74	$(0.23)
Diluted	$0.72	$(0.23)
Weighted average number of shares outstanding:
Basic	7,865,089	7,662,362
Diluted	8,065,464	7,662,362
The accompanying notes are an integral part of these consolidated financial statements

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LIMBACH HOLDINGS, INC.
Consolidated Balance Sheets

(in thousands, except share data)	December 31, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$42,147	$8,344
Restricted cash	113	113
Accounts receivable, net	85,767	105,067
Contract assets	67,098	77,188
Advances to and equity in joint ventures, net	10	8
Other current assets	4,282	4,660
Total current assets	199,417	195,380

Property and equipment, net	19,700	21,287
Intangible assets, net	11,681	12,311
Goodwill	6,129	6,129
Operating lease right-of-use assets	18,751	21,056
Deferred tax asset	6,087	4,786
Other assets	392	668
Total assets	$262,157	$261,617
LIABILITIES
Current liabilities
Current portion of long-term debt	$6,536	$4,425
Current operating lease liabilities	3,929	3,750
Accounts payable, including retainage	66,763	86,267
Contract liabilities	46,648	42,370
Accrued income taxes	1,671	12
Accrued expenses and other current liabilities	24,747	20,045
Total current liabilities	150,294	156,869
Long-term debt	36,513	38,868
Long-term operating lease liabilities	15,459	18,247
Other long-term liabilities	6,159	763
Total liabilities	208,425	214,747
Commitments and contingencies
Redeemable convertible preferred stock, net, par value $0.0001, $1,000,000 shares authorized, no shares issued and outstanding as of December 31, 2020 and December 31, 2019 ($0 redemption value as of December 31, 2020 and December 31, 2019)	—	—
STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, 7,926,137 issued and outstanding at December 31, 2020 and 7,688,958 at December 31, 2019	1	1
Additional paid-in capital	57,612	56,557
Accumulated deficit	(3,881)	(9,688)
Total stockholders’ equity	53,732	46,870
Total liabilities and stockholders’ equity	$262,157	$261,617
The accompanying notes are an integral part of these consolidated financial statements

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LIMBACH HOLDINGS, INC.
Consolidated Statements of Cash Flows

(in thousands)	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Cash flows from operating activities:
Net income (loss)	$5,807	$(1,775)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	6,171	6,286
Noncash operating lease expense	4,033	3,799
Impairment of goodwill	—	4,359
Provision for doubtful accounts	100	95
Stock-based compensation expense	1,068	1,766
Loss on debt extinguishment	—	513
Amortization of debt discount and issuance costs	2,157	1,392
Deferred tax benefit	(1,301)	(609)
Change in fair value of warrant liability	1,634	(588)
Gain on embedded derivative	—	(388)
Gain on sale of property and equipment	(95)	(57)
Changes in operating assets and liabilities:
Accounts receivable	19,200	659
Contract assets	10,090	(13,378)
Other current assets	(115)	30,139
Accounts payable, including retainage	(19,504)	11,914
Contract liabilities	4,278	(6,446)
Prepaid income taxes	494	58
Accrued taxes payable	1,659	12
Accrued expenses and other current liabilities	4,713	(34,686)
Operating lease liabilities	(4,337)	(3,654)
Other long-term liabilities	3,763	(337)
Net cash provided by (used in) operating activities	39,815	(926)
Cash flows from investing activities:
Proceeds from sale of property and equipment	162	168
Advances to joint ventures	(2)	4
Purchase of property and equipment	(1,483)	(2,663)
Net cash used in investing activities	(1,323)	(2,491)
Cash flows from financing activities:
Bank overdrafts	—	(1,333)
Payments on Credit Agreement term loan	—	(14,335)
Proceeds from Credit Agreement revolver	—	17,500
Payments on Credit Agreement revolver	—	(17,500)
Proceeds from 2019 Revolving Credit Facility	7,250	32,500
Payments on 2019 Revolving Credit Facility	(7,250)	(32,500)

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Proceeds from 2019 Refinancing Term Loan, net of debt discount	—	38,644
Payments on 2019 Refinancing Term Loan	(2,000)	—
Warrants issued in conjunction with the 2019 Refinancing Term Loan	—	969
Embedded derivative associated with the 2019 Refinancing Term Loan	—	388
Payments on Bridge Term Loan	—	(7,736)
Payments on finance leases	(2,664)	(2,547)
Proceeds from contributions to employee stock purchase plan	191	—
Taxes paid related to net-share settlement of equity awards	(216)	(131)
Payments of debt issuance costs	—	(3,777)
Net cash provided by (used in) financing activities	(4,689)	10,142
Increase in cash, cash equivalents and restricted cash	33,803	6,725
Cash, cash equivalents and restricted cash, beginning of year	8,457	1,732
Cash, cash equivalents and restricted cash, end of year	$42,260	$8,457

Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Debt issuance costs related to 2019 Refinancing Agreement paid-in-kind	$—	$1,000
Right of use assets obtained in exchange for new operating lease liabilities	1,096	3,355
Right of use assets obtained in exchange for new finance lease liabilities	2,624	3,578
Right of use assets disposed or adjusted modifying operating leases liabilities	621	1,651
Right of use assets disposed or adjusted modifying finance leases liabilities	(86)	(78)
Interest paid	$6,467	$4,607
The accompanying notes are an integral part of these consolidated financial statements

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LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations
(Unaudited)

	For the three months ended December 31,
	2020	2019 (As Recast)	Increase /(Decrease)
(Amounts in thousands except for percentages)	($)	($)	($)	(%)
Revenue:
Construction	$95,058	$110,553	$(15,495)	(14.0)%
Service	35,338	28,312	7,026	24.8%
Total revenue	130,396	138,865	(8,469)	(6.1)%

Gross profit:
Construction	7,072	8,751	(1,679)	(19.2)%
Service	11,584	7,435	4,149	55.8%
Total gross profit	18,656	16,186	2,470	15.3%

Selling, general and administrative:
Construction	9,008	7,930	1,078	13.6%
Service	6,668	5,155	1,513	29.4%
Corporate	329	392	(63)	(16.1)%
Total selling, general and administrative	16,005	13,477	2,528	18.8%
Amortization of intangibles	104	143	(39)	(27.3)%
Operating income (loss):
Construction	(1,936)	821	(2,757)	(335.8)%
Service	4,916	2,280	2,636	115.6%
Corporate	(433)	(535)	102	(19.1)%
Total operating income	$2,547	$2,566	$(19)	(0.7)%

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LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations

	For the years ended December 31,
	2020	2019	Increase /(Decrease)
(Amounts in thousands except for percentages)	($)	($)	($)	(%)
Revenue:
Construction	$440,979	$438,196	$2,783	0.6%
Service	127,230	115,138	12,092	10.5%
Total revenue	568,209	553,334	14,875	2.7%

Gross profit:
Construction	45,115	43,493	1,622	3.7%
Service	36,271	28,384	7,887	27.8%
Total gross profit	81,386	71,877	9,509	13.2%

Selling, general and administrative:
Construction	37,708	40,357	(2,649)	(6.6)%
Service	24,825	21,045	3,780	18.0%
Corporate	1,068	1,766	(698)	(39.5)%
Total selling, general and administrative	63,601	63,168	433	0.7%
Amortization of intangibles	630	642	(12)	(1.9)%
Operating income (loss):
Construction	7,407	3,136	4,271	136.2%
Service	11,446	7,339	4,107	56.0%
Corporate	(1,698)	(2,408)	710	(29.5)%
Total operating income	$17,155	$8,067	$9,088	112.7%

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Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income (loss) to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Income (loss) to Adjusted EBITDA
	Three months ended December 31,		For the years ended December 31,
(in thousands)	2020	2019 (As Recast)	2020	2019
Net income (loss)	$387	$645	$5,807	$(1,775)

Adjustments:
Depreciation and amortization	1,536	2,052	6,171	6,286
Interest expense	2,178	2,095	8,627	6,285
Non-cash stock-based compensation expense	329	393	1,068	1,766
Loss on debt extinguishment	—	—	—	513
Impairment of goodwill	—	—	—	4,359
Gain on embedded derivative	—	(388)	—	(388)
Change in fair value of warrant liability	322	(166)	1,634	(588)
Severance expense	—	—	622	—
Income tax provision (benefit)	(263)	399	1,182	(282)
CFO transition costs	—	275	—	576
Adjusted EBITDA	$4,489	$5,305	$25,111	$16,752